Exhibit 99.3

Windstream Commences Tender Offer and Consent Solicitation for 8.875% Senior Secured Notes due 2017 Issued by PAETEC Holding Corp.

LITTLE ROCK, Ark., Jan. 8, 2013 (GLOBE NEWSWIRE) -- Windstream Corp. (Nasdaq:WIN) (the "Company") announced today that it has commenced a tender offer to purchase for cash any and all of the outstanding $650 million aggregate principal amount of 8.875% Senior Secured Notes due 2017 issued by PAETEC Holding Corp., a wholly-owned subsidiary of the Company (the "Notes").

In conjunction with the tender offer, the Company also commenced a solicitation of consents to amend the indenture governing the Notes to eliminate or modify certain restrictive covenants and other provisions contained in the indenture governing the Notes and to release all of the collateral securing obligations under the Notes. The tender offer and consent solicitation are being made pursuant to the Company's Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase"), dated January 8, 2013, which sets forth a more comprehensive description of the terms of the offer.

Holders who properly tender and do not withdraw their Notes and deliver their consents to the proposed amendments on or prior to 5:00 p.m., New York City time, on January 22, 2013, unless extended or earlier terminated (the "Early Tender Deadline"), will be eligible to receive the total consideration, which includes a consent payment equal to $30.00 per $1,000 principal amount of the tendered Notes.

As more fully described in the Offer to Purchase, the total consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the offer is the price equal to (i) the present value on the payment date following the Early Tender Deadline (the "Early Payment Date ") of $1,044.38 if such amount were to be paid on June 30, 2013 (the “Earliest Redemption Date”), and all scheduled interest payments on such principal amount from the Early Payment Date up to and including the Earliest Redemption Date, discounted to present value based on the fixed spread describe below, minus (ii) accrued and unpaid interest to, but not including, the Early Payment Date.

The total consideration for the Notes will be determined utilizing a fixed spread of 50 basis points over the bid-side yield on the 0.375% U.S. Treasury Note due June 30, 2013. The total consideration will be determined at 2:00 p.m., New York City time, on January 22, 2013, unless modified, based on a yield determined by the Treasury bid-side price reported by the Bloomberg Government Pricing Monitor, or any recognized quotation source selected by the Dealer Manager named below in its sole discretion, if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous. The detailed methodology for calculating the total consideration for validly tendered Notes is outlined in the Offer to Purchase, which is available from the Information Agent named below.

Holders who properly tender after the Early Tender Deadline but on or prior to the Expiration Date specified below will be eligible to receive the tender offer consideration, which equals the total consideration less the consent payment per $1,000 principal amount of the tendered Notes.

In addition, all Notes accepted for payment will be entitled to receive accrued and unpaid interest in respect of such Notes from the last interest payment date prior to the applicable settlement date to, but not including, the applicable settlement date.

The tender offer will expire at midnight, New York City time, on February 5, 2013, unless extended or earlier terminated (the "Expiration Date"). Settlement for all Notes tendered on or prior to the Early Tender Deadline and accepted for payment is expected to occur on January 23, 2013, the first business day following the Early Tender Deadline on which all conditions to the tender offer have been satisfied or waived. Settlement for all Notes tendered after the Early Tender Deadline, but on or prior to the Expiration Date, is expected to occur promptly following the Expiration Date.

Consummation of the tender offer, and payment for the tendered notes, is subject to the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the condition that the Company shall have completed a new debt offering and the Company shall have received sufficient net proceeds therefrom, together with available cash, if required, to fund the tender offer and consent solicitation and any related fees and expenses, the condition that the Company shall have received sufficient consents to effect the proposed amendments to the indenture governing the Notes, and other customary conditions. If any of the conditions are not satisfied, the Company is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may even terminate the tender offer and consent solicitation. Subject to applicable law, the Company has reserved the absolute right, in its sole discretion, to at any time (i) waive any condition to the tender offer and (ii) amend any of the terms of the tender offer, including but not limited to the purchase price or the amount of the consent payment.

Holders may withdraw their tenders and revoke their consents at any time before 5:00 p.m. on January 22, 2013, unless extended.

Wells Fargo Securities, LLC is acting as dealer manager and solicitation agent (the "Dealer Manager") for the tender offer and the consent solicitation. The Tender Agent and Information Agent is D.F. King & Co., Inc.

Questions regarding the tender offer and consent solicitation should be directed to Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect). Requests for documentation should be directed to D.F. King & Co., Inc. at (800) 290-6426 (toll-free) or (212) 269-5550 (banks and brokers).

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. The tender offer and consent solicitation is made only by means of the Offer to Purchase and the related letter of transmittal. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

About Windstream

Windstream Corp. (Nasdaq:WIN) is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. Windstream has more than $6 billion in annual revenues and is listed on the S&P 500 index.

Forward-Looking Statements

Certain statements contained in this press release may constitute forward-looking statements. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These forward-looking statements, including with respect to Windstream's ability to complete the tender offer and consent solicitation described in this press release, are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors, including those described in filings by Windstream with the Securities and Exchange Commission, which can be found at www.sec.gov.

Investor Relations Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com

Media Relations Contact:
David Avery, 501-748-5876
david.avery@windstream.com

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